                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                             (Amendment No. ____)*

                          Cardiac Pathways Corporation
                                (Name of Issuer)

                          Common Stock Par Value $.001
                         (Title of Class of Securities)

                                   141408104
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip No. 141408104            13G              Page 2 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Oak Investment Partners IV, Limited Partnership
06-1237975
---------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                            (a) [   ]
                                                            (b) [   ]
---------------------------------------------------------------------
3 SEC Use Only


---------------------------------------------------------------------

4 Citizenship or Place of Organization

Delaware
---------------------------------------------------------------------
Number of     (5)  Sole Voting Power         464,385 shares of
Shares                                       common stock
Bene-
ficially      (6)  Shared Voting Power       Not applicable
Owned by
Each          (7)  Sole Dispositive Power    464,385 shares of
Reporting                                    common stock
Person
With          (8)  Shared Dispositive Power  Not applicable

---------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

464,385 shares of common stock
---------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                             [  ]

---------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

4.99%
---------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

PN

Cusip No. 141408104                     13G                   Page 3 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

   Oak Associates IV, Limited Partnership
   06-1237974
--------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [_]
                                                                       (b) [_]
--------------------------------------------------------------------------------
3 SEC Use Only


--------------------------------------------------------------------------------

4 Citizenship or Place of Organization

  Delaware
--------------------------------------------------------------------------------
Number of     (5)  Sole Voting Power         Not applicable
Shares
Bene-         (6)  Shared Voting Power       464,385 shares of
ficially                                     common stock
Owned by
Each          (7)  Sole Dispositive Power    Not applicable
Reporting
Person        (8)  Shared Dispositive Power  464,385 shares of
With                                         common stock

--------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   464,385 shares of common stock
--------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                        [_]

--------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   4.99%
--------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   PN

Cusip No. 141408104                      13G                 Page 4 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

   Oak IV Affiliates Fund, Limited Partnership
   06-1256163
--------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [_]
                                                                       (b) [_]
--------------------------------------------------------------------------------
3 SEC Use Only


--------------------------------------------------------------------------------

4 Citizenship or Place of Organization

  Delaware
--------------------------------------------------------------------------------

Number of     (5)  Sole Voting Power         21,171 shares of
Shares                                       common stock
Bene-
ficially      (6)  Shared Voting Power       Not applicable
Owned by
Each          (7)  Sole Dispositive Power    21,171 shares of
Reporting                                    common stock
Person
With          (8)  Shared Dispositive Power  Not applicable

--------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each Reporting Person

   21,171 shares of common stock
--------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                        [_]

--------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   0.2%
--------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   PN

Cusip No. 141408104                     13G                   Page 5 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

   Oak IV Affiliates
   06-1256164
--------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [_]
                                                                       (b) [_]
--------------------------------------------------------------------------------
3 SEC Use Only


--------------------------------------------------------------------------------

4 Citizenship or Place of Organization

  Delaware
--------------------------------------------------------------------------------
Number of     (5)  Sole Voting Power         Not applicable
Shares
Bene-         (6)  Shared Voting Power       21,171 shares of
ficially                                     common stock
Owned by
Each          (7)  Sole Dispositive Power    Not applicable
Reporting
Person        (8)  Shared Dispositive Power  21,171 shares of
With                                         common stock

--------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   21,171 shares of common stock
--------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                        [_]

--------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   0.2%
--------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   PN

Cusip No. 141408104            13G              Page 6 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Oak Management Corporation
06-0990851
---------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                            (a) [   ]
                                                            (b) [   ]
---------------------------------------------------------------------
3 SEC Use Only


---------------------------------------------------------------------

4 Citizenship or Place of Organization

Delaware
---------------------------------------------------------------------
Number of     (5)  Sole Voting Power         Not applicable
Shares
Bene-         (6)  Shared Voting Power       485,556 shares of
ficially                                     common stock
Owned by
Each          (7)  Sole Dispositive Power    Not applicable
Reporting
Person        (8)  Shared Dispositive Power  485,556 shares of
With                                         common stock

---------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   485,556 shares of common stock
---------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                           [  ]

---------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   5.2%
---------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   CO

Cusip No. 141408104                    13G                    Page 7 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

   Bandel L. Carano
--------------------------------------------------------------------------------

2  Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [   ]
                                                                       (b) [   ]
--------------------------------------------------------------------------------
3 SEC Use Only


--------------------------------------------------------------------------------

4 Citizenship or Place of Organization

  United States
--------------------------------------------------------------------------------

Number of     (5)  Sole Voting Power         Not applicable
Shares
Bene-         (6)  Shared Voting Power       485,556 shares of common stock
ficially
Owned by
Each          (7)  Sole Dispositive Power    Not applicable
Reporting
Person        (8)  Shared Dispositive Power  485,556 shares of common stock
With

--------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each Reporting Person

   485,556 shares of common stock
--------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares
   (See Instructions)                                                       [  ]

--------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   5.2%
--------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   IN

Cusip No. 141408104            13G              Page 8 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Gerald R. Gallagher
--------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [   ]
                                                                       (b) [   ]
--------------------------------------------------------------------------------
3 SEC Use Only


--------------------------------------------------------------------------------

4 Citizenship or Place of Organization

  United States
--------------------------------------------------------------------------------

Number of     (5)  Sole Voting Power         Not applicable
Shares
Bene-         (6)  Shared Voting Power       485,556 shares of
ficially                                     common stock
Owned by
Each          (7)  Sole Dispositive Power    Not applicable
Reporting
Person        (8)  Shared Dispositive Power  485,556 shares of
With                                         common stock

--------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   485,556 shares of common stock
--------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                        [  ]

--------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   5.2%
--------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   IN

Cusip No. 141408104                   13G                     Page 9 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

   Edward F. Glassmeyer
--------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [___]
                                                                       (b) [___]
--------------------------------------------------------------------------------
3 SEC Use Only


--------------------------------------------------------------------------------
4 Citizenship or Place of Organization

  United States
--------------------------------------------------------------------------------

Number of     (5)  Sole Voting Power         Not applicable
Shares
Bene-         (6)  Shared Voting Power       485,556 shares of
ficially                                     common stock
Owned by
Each          (7)  Sole Dispositive Power    Not applicable
Reporting
Person        (8)  Shared Dispositive Power  485,556 shares of
With                                         common stock

--------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each Reporting Person

   485,556 shares of common stock
--------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                       [___]

--------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   5.2%
--------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

IN

Cusip No. 141408104                     13G                  Page 10 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

   Fredric W. Harman
--------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [   ]
                                                                       (b) [   ]
--------------------------------------------------------------------------------
3 SEC Use Only


--------------------------------------------------------------------------------

4 Citizenship or Place of Organization

  United States
--------------------------------------------------------------------------------

Number of     (5)  Sole Voting Power         Not applicable
Shares
Bene-         (6)  Shared Voting Power       485,556 shares of
ficially                                     common stock
Owned by
Each          (7)  Sole Dispositive Power    Not applicable
Reporting
Person        (8)  Shared Dispositive Power  485,556 shares of
With                                         common stock

--------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   485,556 shares of common stock
--------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                        [  ]

--------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   5.2%
--------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   IN

Cusip No. 141408104                   13G                   Page 11 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

   Ann H. Lamont
--------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [___]
                                                                       (b) [___]
--------------------------------------------------------------------------------
3 SEC Use Only


--------------------------------------------------------------------------------
4 Citizenship or Place of Organization

  United States
--------------------------------------------------------------------------------

Number of     (5)  Sole Voting Power         Not applicable
Shares
Bene-         (6)  Shared Voting Power       485,556 shares of
ficially                                     common stock
Owned by
Each          (7)  Sole Dispositive Power    Not applicable
Reporting
Person        (8)  Shared Dispositive Power  485,556 shares of
With                                         common stock

--------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each Reporting Person

   485,556 shares of common stock
--------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                       [___]

--------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   5.2%
--------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   IN

Cusip No. 141408104                  13G                     Page 12 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

   Eileen M. More
--------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [___]
                                                                       (b) [___]
--------------------------------------------------------------------------------
3 SEC Use Only


--------------------------------------------------------------------------------

4 Citizenship or Place of Organization

  United States
--------------------------------------------------------------------------------

Number of     (5)  Sole Voting Power         Not applicable
Shares
Bene-         (6)  Shared Voting Power       485,556 shares of
ficially                                     common stock
Owned by
Each          (7)  Sole Dispositive Power    Not applicable
Reporting
Person        (8)  Shared Dispositive Power  485,556 shares of
With                                         common stock

--------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each Reporting Person

   485,556 shares of common stock
--------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                       [___]

--------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   5.2%
-------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   IN

                                                             Page 13 of 19 pages

                                  Schedule 13G

                         Common Stock, Par Value $.001
                              CUSIP No. 141408104

Item 1(a)    Name of Issuer:
             Cardiac Pathways Corporation

Item 1(b)    Address of Issuer's Principal Executive Offices:
             955 Benecia Avenue
             Sunnyvale, CA 94086

Item 2(a)    Name of Person filing:

     Oak Investment Partners IV, Limited Partnership
     Oak Associates IV, Limited Partnership
     Oak IV Affiliates Fund, Limited Partnership
     Oak IV Affiliates
     Oak Management Corporation
     Bandel L. Carano
     Gerald R. Gallagher
     Edward F. Glassmeyer
     Fredric W. Harman
     Ann H. Lamont
     Eileen M. More

Item 2(b)    Address of Principal Business Office or, if none, Residence:

     c/o Oak Management Corporation
     One Gorham Island
     Westport, CT 06880

Item 2(c)    Citizenship:

     Please refer to Item 4 on each cover sheet for each filing person

Item 2(d)    Title of Class of Securities:

     Common stock, $.001 par value

Item 2(e)    CUSIP Number: 141408104

Item 3       Not Applicable.

Item 4       Ownership.

     The approximate percentages of shares of Common Stock reported as beneficially owned by the Reporting Entities is based upon 9,304,766 shares outstanding as of October 31, 1996, as reported in the Issuer's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1996, plus the shares issuable upon exercise of the warrants described in the following sentence. Amounts shown as beneficially owned include currently exercisable Warrants to purchase 6,376 shares of Common Stock and 291 shares of Common Stock held by Oak Investment Partners IV, Limited Partnership, and Oak IV Affiliates Fund, Limited Partnership, respectively.

     Please see Items 5, 6, 7, 8, 9 and 11 for each cover sheet for each filing entity.

Item 5       Ownership of Five Percent or Less of a Class.

     Not applicable

Item 6       Ownership of More than Five Percent on Behalf of Another Person.

     Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

     Not applicable

Item 8       Identification and Classification of Members of the Group.

     Not applicable

Item 9       Notice of Dissolution of Group.

     Not applicable

Item 10      Certification.

     Not applicable

Signature
---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated February 13, 1997

                              Oak Investment Partners IV
                              Limited Partnership

                              By:   Oak Associates IV,
                                    Limited Partnership,
                                    As General Partner


                              By:   /s/ Edward F. Glassmeyer
                                    -------------------------------
                                    General Partner

                              Oak Associates IV, Limited Partnership


                              By:   /s/ Edward F. Glassmeyer
                                    -------------------------------
                                    General Partner

                              Oak IV Affiliates Fund, Limited
                              Partnership

                              By:   Oak IV Affiliates, As General Partner


                              By:   /s/ Edward F. Glassmeyer
                                    -------------------------------
                                    General Partner


                              Oak IV Affiliates


                              By:   /s/ Edward F. Glassmeyer
                                    -------------------------------
                                    General Partner

                              OAK MANAGEMENT CORPORATION


                         By:  /s/ Edward F. Glassmeyer
                              ------------------------------------
                              Name:
                              Title:



                              /s/ Bandel L. Carano
                              ------------------------------------
                              Bandel L. Carano



                              /s/ Fredric W. Harman
                              ------------------------------------
                              Fredric W. Harman



                              /s/ Gerald R. Gallagher
                              ------------------------------------
                              Gerald R. Gallagher



                              /s/ Edward F. Glassmeyer
                              ------------------------------------
                              Edward F. Glassmeyer



                              /s/ Ann H. Lamont
                              ------------------------------------
                              Ann H. Lamont



                              /s/ Eileen M. More
                              ------------------------------------
                              Eileen M. More

                               INDEX TO EXHIBITS
                               -----------------


                                                        Page
                                                        ----


EXHIBIT A           Agreement of Reporting Persons      18